Exhibit 3.2
SCULPTOR DIVERSIFIED REAL ESTATE INCOME TRUST, INC. ARTICLES SUPPLEMENTARY
Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Section 5.1 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated (i) 100,000,000 authorized but unissued shares of common stock, $0.01 par value per share, of the Corporation as shares of Class II Common Stock, $0.01 par value per share (the “Class II Common Shares”), of the Corporation, and (ii) 100,000,000 authorized but unissued shares of common stock, $0.01 par value per share, of the Corporation as shares of Class SII Common Stock, $0.01 par value per share (the “Class SII Common Shares”), of the Corporation, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article IV or Article V of the Charter, as appropriate, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter
Class II Common Shares

(1)Authorized Shares. Of the total number of authorized Common Shares, 100,000,000 shares are classified as Class II Common Shares.
(2)Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:
“Class II NAV Per Share” shall mean the net asset value per Class II Common Share, calculated as described in the most recent Valuation Guidelines.

“Class II Conversion Rate” shall mean the fraction, the numerator of which is the Class II NAV Per Share and the denominator of which is the Class I NAV Per Share.
(3)Conversion of Class II Common Shares to Class I Common Shares. Each Class II Common Share held in a Stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares (including fractional shares) equal to the Class II Conversion Rate on the earliest of (a) a Listing of Class I Common Shares, (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or (c) the sale or other disposition of all or substantially all of the Corporation’s assets; provided, however, that such conversion shall not occur if immediately after the occurrence of any of such events the Corporation is externally advised with different management fee allocations (which may or may not include different performance allocations) for holders of Class I Common Shares on the one hand and holders of Class II Common Shares on the other hand.

(4)Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class II Common Shares will automatically convert to Class I Common Shares (including fractional shares) at the Class II Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, which will include all converted Class II Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

Class SII Common Shares

(1)Authorized Shares. Of the total number of authorized Common Shares, 100,000,000 shares are classified as Class SII Common Shares.
(2)Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:
“Class SII NAV Per Share” shall mean the net asset value per Class SII Common Share, calculated as described in the most recent Valuation Guidelines.

“Class SII Conversion Rate” shall mean the fraction, the numerator of which is the Class SII NAV Per Share and the denominator of which is the Class I NAV Per Share.
(3)Conversion of Class SII Common Shares to Class I Common Shares. Each Class SII Common Share held in a Stockholder's account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares (including fractional shares) equal to the Class SII Conversion Rate on the earliest of (a) a Listing of Class I Common Shares, (b) a merger or consolidation of the Corporation with or into another entity in which the Corporation is not the surviving entity, or (c) the sale or other disposition of all or substantially all of the Corporation’s assets; provided, however, that such conversion shall not occur if immediately after the occurrence of any of such events the Corporation is externally advised with different management fee allocations (which may or may not include different performance allocations) for holders of Class I Common Shares on the one hand and holders of Class SII Common Shares on the other hand.
(4)Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class SII Common Shares will automatically convert to Class I Common Shares (including fractional shares) at the Class SII Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, which will include all converted Class SII Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

SECOND: The Class II Common Shares and the Class SII Common Shares have been designated and classified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 21st day of October, 2026.

Attest:		Sculptor Diversified Real Estate Income Trust, Inc.

By:	/s/ Julie Siegel	By:	/s/ Steven E. Orbuch
Name:	Julie Siegel	Name:	Steven E. Orbuch
Title:	Secretary	Title:	Chief Executive Officer